EXHIBIT 99.1

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)
Financial Statements
December 31, 2016

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Independent Auditors’ Report

The Partners
Madison NYC Core Retail Partners, LP:

We have audited the accompanying financial statements of Madison NYC Core Retail Partners, LP, which comprise the statement of assets, liabilities and partners’ capital, including the schedule of investment, as of December 31, 2016, and the related statements of operations, changes in partners’ capital, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madison NYC Core Retail Partners, LP as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Date:	February 28, 2017	/s/ KPMG

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

December 31, 2016

Statement of Assets, Liabilities and Partners' Capital

ASSETS
Investment in real estate venture (Cost: $290,626,685)	$320,570,000
Cash	2,737,879
Total Assets	$323,307,879
LIABILITIES AND PARTNERS CAPITAL
Accrued Expenses	$156,033
Total Liabilities	156,033
Partners' Capital	323,151,846
Total liabilities and partners capital	$323,307,879

See Notes to Financial Statements.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

December 31, 2016

Schedule of Investment

Investment	Location	Asset Type	Total Asset Size	Date of Acquisition	Ownership %	Cost	Fair Value	% of Capital
Forest City New York	New York
Core Retail Portfolio	Metro Area	Retail	2,567,000 sf	Dec 2015	49.0%	$290,626,685	$320,570,000	99.2%
					Total	$290,626,685	$320,570,000	99.2%

See Notes to Financial Statements.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

December 31, 2016

Statement of Operations

Revenue:
Dividend income	$6,864,601
Total revenue	6,864,601

Expenses:
Asset management fees	1,194,947
Professional fees	307,323
General and administrative	66,421
Organizational expenses	6,890
Total expenses	1,575,581

Net investment income	5,289,020

Net change in unrealized gain on investment in read estate venture	30,994,290

Net income	$36,283,310

See Notes to Financial Statements.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

December 31, 2016

Statement of Changes in Partners' Capital

	General Partner	Limited Partners	Total
Balance at January 1, 2016	$614,355	$306,568,888	$307,183,243
Distributions	(40,614)	(20,266,856)	(20,307,470)
Syndication costs	(14)	(7,223)	(7,237)
Net income	72,564	36,210,746	36,283,310
Carried Interest	533,675	(533,675)	—
Balance at December 31, 2016	$1,179,966	$321,971,880	$323,151,846

See Notes to Financial Statements.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

December 31, 2016

Statement of Cash Flows

Cash Flows From Operating Activities:
Net income	$36,283,310
Adjustments to reconcile net income to net cash provided by operating activities:
Net change in unrealized gain on investment in real estate venture	(30,994,290)
Changes in operating assets and liabilities:
Decrease in accrued expenses	(193,654)
Decrease in due to related party	(636,182)
Proceeds from return of capital of investment in real estate venture	19,991,922
Increase in investment in real estate venture	(2,951,476)

Net cash provided by operating activities	21,499,630

Cash Flows From Financing Activities:
Distributions to partners	(20,307,470)
Syndication costs	(7,237)

Net cash used in financing activities	(20,314,707)
Net increase in cash	1,184,923

Cash:
Beginning	1,552,956
Ending	$2,737,879

See Notes to Financial Statements.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
December 31, 2016

Note 1.    Organization and Principal Business Activities
Madison NYC Core Retail Partners, LP (the “Partnership”) is a limited partnership formed pursuant to the laws of the State of Delaware on October 15, 2015, in accordance with the Limited Partnership Agreement (“Partnership Agreement”). Madison International Holdings NYC Core Retail, LLC is the general partner of the Partnership (the “General Partner”). As of December 31, 2016, the Partnership has capital commitments of $308,687,572 from Limited Partners and $618,601 of capital commitments from the General Partner. All capitalized terms not defined herein shall have the meaning ascribed to them in the Partnership Agreement.
The sole purpose of the Partnership is to make an equity investment in the Joint Venture Interests. The strategy of the Partnership and its investee is to own partnership interests that own and manage 15 core retail properties in and around New York City. One of the core retail properties of the portfolio was sold during the year ended December 31, 2016. The Partnership will directly or indirectly hold for investment, oversee the liquidation or other disposition of, and otherwise manage and exercise all of the rights of an owner of the Investment and its assets, and to do any and all other acts or things which the General Partner may determine are incidental or necessary thereto.
As of December 31, 2016, the Partnership has called $309,306,173 or 100% of the total capital commitments.
The Partnership shall continue until the fifteenth anniversary of the date of Commencement of Operations, which is December 8, 2015, unless terminated earlier, or extended for additional consecutive five-year periods by a Super-Majority in Interest of the Limited Partners.

Note 2.    Summary of Significant Accounting Policies
Basis of Presentation. The accompanying financial statements of the Partnership have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) pursuant to which investments in real estate ventures are presented on a fair value basis. The Partnership qualifies as an Investment Company as defined in Accounting Standards Codification (“ASC”) 946, Financial Services─Investment Companies.
Allocation of profits and losses. The General Partner shall allocate profits and losses and make cash distributions in accordance with the Partnership Agreement. The capital account balances at December 31, 2016 represent each Partner’s cumulative contributions, allocation of profits, losses and cash distributions paid pursuant to the distribution priority described in the Partnership Agreement. In addition, the capital account balances at December 31, 2016 reflect each Partner’s share of cash which would be distributed to the Partners under a hypothetical liquidation of the Partnership at net book value as of December 31, 2016.
Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the financial statements and accompanying notes. Actual results could differ from those estimates. The most significant estimates and assumptions for the Partnership relate to the valuation of the investment in real estate venture.
Cash. The Partnership maintains its cash account with a financial institution which, at times, may exceed federally insured limits. The Partnership has not experienced any losses on the account.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
December 31, 2016

Note 2.    Summary of Significant Accounting Policies (continued)
Income Taxes. No provision for income taxes has been made in the financial statements since the income or loss from the Partnership is allocated to each partner in accordance with the provisions mandated by the Partnership Agreement, and is passed through directly to each partner and reported on their individual tax returns.
The Partnership evaluates the uncertainties of tax positions taken or expected to be taken on a return based on the probability of whether the position taken will be sustained upon examination by taxing authorities. The Partnership uses a more-likely-than-not threshold for recognition and derecognition of tax positions taken or to be taken on a tax return. In accordance with the accounting guidance on the accounting for uncertainty in income taxes, the Partnership assessed its tax positions for the open tax years 2015 and 2016. The Partnership concluded that it has no material uncertain tax liabilities to be recognized at this time.
Organizational Expenses: Organizational expenses are expenses incurred in connection with the organization and formation of the Investment Entities, including legal, accounting, marketing, printing costs, filing fees and transportation and meal and lodging expenses. Organizational expenses are expensed at the time when they are incurred.
Syndication Costs: Syndication costs are expenses incurred in connection with the offering of interests in the Partnership, including legal, accounting, marketing, printing costs, filing fees and transportation and meal and lodging expenses. Syndication costs are reflected as a reduction in the Statement of Changes in Partners’ Capital when they are incurred.
Revenue and Expense Recognition. Operating distributions received by the Partnership are reported on the Statement of Operations as dividend income. Realized gains are recognized when liquidating proceeds in excess of investment cost are received. Expenses are recognized when incurred.
Investment Valuation. The Partnership’s investment is composed of an equity interest in real estate venture. This investment is accounted for at estimated fair value and reflects the Partnership’s allocable share of the fair value of such investment. The General Partner has estimated a value for such investment based upon available information concerning the market for real property investments including, but not limited to, the estimated liquidation value of investments, the value of comparable assets, the replacement costs, impact on value due to ground leases and the income and cash flows expected to be generated by the investment. Specifically, fair value is the cost of the investment, net of distributions of capital from its acquisition date through the date of the financial statements, plus an estimate of any unrealized appreciation or depreciation.

Valuation methods for investment in real estate venture may include, but are not limited to, the following:

1)
Discounted Cash Flows - forecasts of future net cash flows during the holding period, anticipated net proceeds from the sale, disposition or resolution of the investment, discounted at prevailing market rates;

2)	Income Capitalization - prevailing market capitalization rates or earnings multiples applied to stabilized income or adjusted earnings from the investment and other observable market data;

3)	Sales Comparable - recent sales of comparable investments;

4)	Offer Price - sale negotiations and bona fide purchase offers, contracts received from independent parties, or estimated proceeds from sold assets.

10

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
December 31, 2016

Note 2.    Summary of Significant Accounting Policies (continued)
ASC 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of the fair value measurements. This standard defines fair value as the price that the Partnership would receive upon selling an investment in an orderly transaction between market participants in the principal or most advantageous market at the measurement date. The standard establishes a three-level hierarchy based on inputs to fair value measurements. Inputs refer broadly to the assumptions that market participants would use in pricing the investment, including assumptions about risk.

The three levels of the fair value hierarchy under this standard are described below:

· Level 1 – Unadjusted quoted prices in active markets for identical investments that the Partnership has the ability to access at the measurement date. This level of the fair value hierarchy provides the most reliable evidence of fair value and is used to measure fair value whenever available.

· Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. These inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, and inputs other than quoted prices that are observable for the investment. These are inputs that are derived principally from or corroborated by observable market data by correlation or other means.

· Level 3 – Inputs that are unobservable inputs for the investments that are used to measure fair value when observable inputs are not available. Unobservable inputs reflect the Partnership’s own assumptions about the assumptions that market participants would use in pricing the investment. These are inputs that are developed based on the best information available in the circumstances, which might include the Partnership’s own data.

Because of the inherent uncertainty of real estate valuations related to assumptions regarding highest and best use, capitalization rates, discount rates, leasing and other factors, the estimated fair values reflected in the financial statements may differ significantly from values that would be determined by negotiation between independent parties in sales transactions, and the difference could be material. These valuations are generally classified within Level 3 of the valuation hierarchy.

Level 3 valuations are derived by first determining the valuation at the underlying property, typically by performing an internal valuation. Factors impacting value may include, but are not limited to, changes in the macroeconomic environment (interest rates, etc.), change in local property markets (cap rates, etc.) or changes in property level performance (operating statements, rent rolls, ground leases, etc.). The General Partner will assess the value of the underlying property through information obtained from the sponsor and other external sources including financial statements, rent rolls, operating statements, current market data, comparable property sales, and additional property level and sponsor due diligence.

Once a property level valuation is completed, the General Partner will make adjustments to deduct property debt and selling expenses from the projected residual proceeds. The General Partner then applies its ownership percentage to the adjusted value consistent with the partnership waterfall calculation including accrued preferred returns. This will determine each investment valuation at a given reporting period.

10

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
December 31, 2016

Note 2.    Summary of Significant Accounting Policies (continued)

The General Partner considers the illiquid nature of the investment and may apply an illiquidity discount to such current value. This illiquidity discount initially correlates to the General Partner discount to value on the date the investment is made. Subsequently, the General Partner will review factors including changes in expected hold period, leasing activity at the property, transparency on the timing of the investment’s expected liquidation and other market conditions that could influence this illiquidity discount.

The significant inputs into expected future cash flows depend upon the category and nature of the investment and the underlying assets. The discount rates applied are estimates of market rates based on the nature, location, risk and leverage inherent in the investment and the underlying assets. In addition, the General Partner considers security features, contractual rights or guarantees, sale agreements and return provisions.

Investment valuations are reviewed and approved on a quarterly basis by the Partnership’s valuation committee, inclusive of an analysis of any changes to valuations, assumptions and methodologies.

Note 3. Investment Valuation
The following is a summary of valuation level inputs used at December 31, 2016 in valuing the Partnership’s investment carried at fair value:

Valuation Level Inputs	Real Estate Venture
Level 1 - Quoted Prices	$—
Level 2 - Other Significant Observable Inputs	—
Level 3 - Significant Unobservable Inputs	320,570,000
Total	$320,570,000

The following is a reconciliation of investment in which significant unobservable inputs (Level 3) were used in determining fair value at December 31, 2016:

Real Estate Venture
Balance as of January 1, 2016	$306,616,156
Purchases/Additions	2,951,476
Sales/refinancing proceeds	(19,991,922)
Transfers into and/or out from level 3	—
Net change in unrealized gain	30,994,290
Balance as of December 31, 2016	$320,570,000
The amount of unrealized gain included above, which relates to investment still held at December 31, 2016 is $30,994,290.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
December 31, 2016

Note 3. Investment Valuation (continued)
The following table shows quantitative information about unobservable inputs related to the Level 3 fair value measurements used as of December 31, 2016.

Asset Class	Fair Value	Valuation Techniques	Unobservable Inputs	Range
Retail	$320,570,000	Discounted Cash Flows (DCF)	Terminal Capitalization Rate	4.25% - 7.50%
			Discount Rate	6.75% - 10.00%
			DCF Term	10.0-12.0 years
			Revenue Growth Rate	1.50% - 7.50%
			Ground lease market rents	*
Total	$320,570,000
* Certain of the underlying properties are subject to ground leases that are subject to rent resets. The General Partner made certain assumptions as it relates to the market rent for these leases at reset dates.
Certain of the underlying properties’ mortgage loans mature during 2017. Management plans to obtain replacement financing or extend the loans. The Partnership has considered the aforementioned uncertainties when determining the fair value of these investments.
Unobservable inputs used to determine Level 3 valuations may have similar or diverging impacts on valuation. Significant increases or decreases in these inputs in isolation and interrelationships between those inputs could result in significantly higher or lower fair value measurements than noted in the table above.
The Partnership changed the valuation technique in determining fair value from the transaction price as of December 31, 2015 to discounted cash flow methodology as of December 31, 2016, to better reflect the current status of the Investment.
During the year ended December 31, 2016, there were no transfers between Level 1, 2 or 3 of the fair value hierarchy.

Note 4. Investment Funding and Other Commitments
The Partnership is required to disclose financial support provided or contractually required to be provided to any of its investments. The disclosures include (i) the type and amount of financial support provided to investee companies, including situations in which the Partnership assisted an investee in obtaining financial support, (ii) the primary reasons for providing the financial support, (iii) the type and amount of financial support the Partnership is contractually required to provide to an investee, but has not yet provided, and (iv) the primary reasons for the contractual requirement to provide the financial support.

In April 2016, the Partnership made an additional contribution of $2.9 million to fund the capital required for the garage repairs at one of the Investment’s properties, Atlantic Center. The Partnership had no unfunded capital commitments to the investee company as of December 31, 2016.

The portfolio investment cannot be redeemed or sold until March 2018 and then subject to certain restrictions thereafter as defined in the Portfolio Venture Agreement.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
December 31, 2016

Note 5. Related Party Transactions
In accordance with the Partnership Agreement, the Partnership pays asset management fees quarterly, in advance, to the Asset Manager, an affiliate of the General Partner, equal to 0.40% per annum of the aggregate Capital Contributions of each Partner less the portion of such Capital Contributions in respect of (i) Partnership Expenses other than Investment Expenses; (ii) any portion of the Investment that has been sold or written-off; and (iii) the portion of such Capital Contributions that have been returned unused.
During the year ended December 31, 2016, the Partnership paid asset management fees of $1,194,947.

Note 6. Financial Highlights
The Partnership is required to disclose financial highlights for Limited Partners in accordance with the provisions of ASC 946. These financial highlights consist of net investment income, expenses and Carried Interest allocation ratios for the year ended December 31, 2016 and the internal rate of return since inception (“IRR”) of the Limited Partners, net of all expenses, through December 31, 2015 and December 31, 2016.
The following summarizes the Limited Partners’ financial highlights:
Ratios and Supplemental Data

Year Ended December 31, 2016
Net Investment Income	1.74%

Expenses	0.52%
Carried Interest allocation	0.18%
Expenses and Carried Interest allocation	0.70%

Cumulative internal rate of return through December 31, 2015	(10.35)%
Cumulative internal rate of return through December 31, 2016	10.50%

The net investment income, expenses and Carried Interest allocation ratios are computed as a percentage of weighted average Limited Partners’ capital.

The IRR was computed based on the monthly cash inflows (capital contributions), outflows (distributions) and the Limited Partners’ capital at the end of the period (residual value) as of the measurement date.

Note 7. Subsequent Events
Subsequent to December 31, 2016 and through February 28, 2017, the date which management evaluated subsequent events and on which the financial statements were available for issuance, one of the core retail properties of the portfolio was sold.

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Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
December 31, 2016

As a result of the operating distributions received and the release of cash reserves, the Partnership made a $2.3 million distribution to its Partners on February 17, 2017.